THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAW, AND MAY NOT BE SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF SAID ACTS AND AN OPINION OF COUNSEL THAT SUCH REGISTRATION IS NOT REQUIRED.

$575,000	New York, New York October 17, 2008

CHINA WIND SYSTEMS, INC.

17.4% SUBORDINATED NOTE DUE APRIL 17, 2009

FOR VALUE RECEIVED, China Wind Systems, Inc., a Delaware corporation (the “Company”), hereby promises to pay to the order of Eos Holdings LLC, the principal amount of Five Hundred Seventy Five Thousand Dollars ($575,000) on or before April 17, 2009 (“Maturity Date”). Interest on the outstanding principal balance shall be paid at the rate of seventeen and four-tenths percent (17.4%) per annum, payable monthly in arrears, with the first interest payment being payable on November 17, 2008, being one month after the date of issuance of this Note, and on the same day of each month thereafter until the Note shall be paid in full or the Note shall have been converted in accordance with Article 2 of this Note. Each such date is referred to as an Interest Payment Date. Interest shall be paid to the record holder of this Note on the second business day before the Interest Payment Date. Accrued interest shall also be payable at such time as any payment of principal of this Note is made. Interest shall be computed on the basis of a 365-day year and the number of days actually elapsed.

ARTICLE 1.
Events of Default and Acceleration

(a) Events of Default Defined. The entire unpaid principal amount of this Note, together with interest thereon shall, on written notice to the Company given by the holder of this Note, forthwith become and be due and payable if any one or more the following events (“Events of Default”) shall have occurred (for any reason whatsoever and whether such happening shall be voluntary or involuntary or be affected or come about by operation of law pursuant to or in compliance with any judgment, decree, or order of any court or any order, rule or regulation of any administrative or governmental body) and be continuing. An Event of Default shall occur:

(i) if failure shall be made in the payment of the principal of the Note when and as the same shall become due and such failure shall continue for a period of five (5) business days after such payment is due; or

(ii) if failure shall be made in the payment of any installment of interest of the Note when and as the same shall become due and payable whether at maturity or otherwise and such failure shall continue for ten (10) days after the date such payment is due; or

(iii) if the Company shall violate or breach any of the representations, warranties and covenants contained in the Note and such violation or breach shall continue for thirty (30) days after written notice of such breach shall been received by the Company from the holder of Note, such notice to specify in reasonable detail the nature of the breach; or

(iv) if the Company or any Material Subsidiary (which term shall mean any subsidiary of the Company which would be considered a significant subsidiary, as defined in Rule 1-02 of Regulation S-X of the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”)) shall consent to the appointment of a receiver, trustee or liquidator of itself or of a substantial part of its property, or shall admit in writing its inability to pay its debts generally as they become due, or shall make a general assignment for the benefit of creditors, or shall file a voluntary petition in bankruptcy, or an answer seeking reorganization in a proceeding under any bankruptcy law (as now or hereafter in effect) or an answer admitting the material allegations of a petition filed against the Company or any Material Subsidiary, in any such proceeding, or shall by voluntary petition, answer or consent, seek relief under the provisions of any other now existing or future bankruptcy or other similar law providing for the reorganization or winding up of corporations, or an arrangement, composition, extension or adjustment with its or their creditors, or shall, in a petition in bankruptcy filed against it or them be adjudicated a bankrupt, or the Company or any Material Subsidiary or their directors or a majority of its stockholders shall vote to dissolve or liquidate the Company or any Material Subsidiary other than a liquidation involving a transfer of assets from a Subsidiary to the Company or another Subsidiary; or

(v) if an involuntary petition shall be filed against the Company or any Material Subsidiary seeking relief against the Company or any Material Subsidiary under any now existing or future bankruptcy, insolvency or other similar law providing for the reorganization or winding up of corporations, or an arrangement, composition, extension or adjustment with its or their creditors, and such petition shall not be vacated or set aside within ninety (90) days from the filing thereof; or

(vi) if a court of competent jurisdiction shall enter an order, judgment or decree appointing, without consent of the Company or any Material Subsidiary, a receiver, trustee or liquidator of the Company or any Material Subsidiary, or of all or any substantial part of the property of the Company or any Material Subsidiary, or approving a petition filed against the Company or any Material Subsidiary seeking a reorganization or arrangement of the Company or any Material Subsidiary under the Federal bankruptcy laws or any other applicable law or statute of the United States of America or any State thereof, or any substantial part of the property of the Company or any Material Subsidiary shall be sequestered; and such order, judgment or decree shall not be vacated or set aside within ninety (90) days from the date of the entry thereof; or

(vii) if, under the provisions of any law for the relief or aid of debtors, any court of competent jurisdiction shall assume custody or control of the Company or any Material Subsidiary or of all or any substantial part of the property of the Company or any Material Subsidiary and such custody or control shall not be terminated within ninety (90) days from the date of assumption of such custody or control.

(b) Rights of Note Holder. Nothing in this Note shall be construed to modify, amend or limit in any way the right of the holder of this Note to bring an action against the Company.

ARTICLE 2.
The Pledge and Conversion Right Agreement

(a) Rights under Pledge and Conversion Right Agreement. The holder of this Note shall be entitled to the benefits of the holder pursuant to a pledge and conversion right agreement (the “Pledge and Conversion Right Agreement”) dated the date of this Note by and between Jianhua Wu and the initial holder of this Note.

(b) Effect of Exercise of Rights under Pledge and Conversion Right Agreement. In the event that the holder of this Note shall exercise rights to convert any or all of the principal amount of this Note into shares of the Company’s common stock owned by Jianhua Wu and held in escrow pursuant to the Pledge and Conversion Right Agreement, to the extent that any principal amount of the Note shall be converted, (i) the principal amount of this Note shall be reduced by the principal amount so converted, (ii) no interest shall be paid with respect to any Interest Payment Date which occurs subsequent to the date that notice of conversion is given pursuant to the Pledge and Conversion Right Agreement, and (iii) the Company shall have no further obligation with respect to the principal amount so converted.

ARTICLE 3.
Subordination

(a) Agreement of Subordination. The Company, for itself, its successors and assigns, covenants and agrees, and the Holder of this Note by his or her acceptance of this Note likewise covenants and agrees, that the payment of the principal of and interest on this Note is hereby expressly subordinated, to the extent and in the manner hereinafter set forth, to the prior payment in full of all Senior Indebtedness, as hereinafter defined. The provisions of this Article 3 shall constitute a continuing offer to all persons who, in reliance upon such provision, become holders of, or continue to hold, Senior Indebtedness, and such provisions are made for the benefit of the holders of Senior Indebtedness, and such holders are hereby made obligees hereunder the same as if their names were written herein as such, and they and/or each of them may proceed to enforce such provisions.

(b) Company Not to Make Payments with Respect to Note in Certain Circumstances.

(i) Upon the maturity of any Senior Indebtedness by lapse of time, acceleration or otherwise, all principal thereof and premium, if any, and interest thereon shall first be paid in full, or such payment duly provided for in cash or in a manner satisfactory to the holder or holders of such Senior Indebtedness, before any payment is made by the Company (A) on account of the principal of or interest on this Note or (B) to acquire this Note.

(ii) Upon the happening of an event of default with respect to any Senior Indebtedness, as such event of default is defined therein or in the instrument under which it is outstanding, permitting the holders to accelerate the maturity thereof, then, unless and until such event of default shall have been cured or waived or shall have ceased to exist, no payment shall be made by the Company (A) on account of the principal of or interest on this Note or (B) to acquire this Note.

(iii) Subject to Paragraphs 3(b)(i) and (ii), as long as any Senior Indebtedness shall be outstanding, (A) the Company shall not make any payment of principal on this Note except upon the Maturity Date, and (B) the Company may pay interest on this Note as long as the payment of such principal or interest will not result in an event of default under the terms of the instruments pursuant to which the Senior Indebtedness is issued.

(iv)  In the event that, notwithstanding the provision of this Paragraph 3(b), the Company shall make any payment to the Holder of this Note on account of the principal of or interest on this Note after the happening of a default in payment of the principal of or premium, if any, or interest on Senior Indebtedness or after receipt by the Company of written notice of an event of default with respect to any Senior Indebtedness, then unless and until such default or event of default shall have been cured or waived or shall have ceased to exist, such payment shall be held by the holder of this Note in trust for the benefit of, and shall be paid forthwith over and delivered to, the holders of Senior Indebtedness (pro rata as to each of such holders on the basis of the respective amounts of Senior Indebtedness held by them) or their representative or the trustee under the indenture or other agreement (if any) pursuant to which any instruments evidencing any Senior Indebtedness may have been issued, as their respective interests may appear, for application to the payment of all Senior Indebtedness remaining unpaid to the extent necessary to pay all Senior Indebtedness in full in accordance with the terms of such Senior Indebtedness, after giving effect to any concurrent payment or distribution to or for the holders of Senior Indebtedness.

(c) Notes Subordinated to Prior Payment of all Senior Indebtedness on Dissolution, Liquidation or Reorganization of Company. Upon any distribution of assets of the Company upon any dissolution, winding up, liquidation or reorganization of the Company (whether in bankruptcy, insolvency or receivership proceedings or upon an assignment for the benefit of creditors or otherwise):

(i) The holders of all Senior Indebtedness shall first be entitled to receive payment in full of the principal thereof, premium, if any, and interest due thereon before the holder of this Note are entitled to receive any payment on account of the principal of or interest on this Note (other than securities of the Company or any other entity provided for by a plan of reorganization or readjustment which stock and securities are subordinated to the payment of all Senior Indebtedness and securities received in lieu thereof which may at the time be outstanding); and

(ii) Any payment or distribution of assets of the Company of any kind or character whether in cash, property or securities (other than securities that are subordinated to the payment of all Senior Indebtedness and securities received in lieu thereof which may at the time be outstanding), to which the holder of this Note would be entitled except for the provisions of this Article 3, shall be paid by the liquidating trustee or agent or other person making such payment of distribution, whether a trustee in bankruptcy, a receiver or liquidating trustee or other trustee or agent, directly to the holders of Senior Indebtedness or their representative or representatives, or to the trustee or trustees under any indenture under which any instruments evidencing any of such Senior Indebtedness may have been issued, to the extent necessary to make payment in full of all Senior Indebtedness remaining unpaid, after giving effect to any concurrent payment or distribution or provision therefor to the holders of such Senior Indebtedness.

(iii) In the event that, notwithstanding the foregoing provision of this Paragraph 3(c), any payment or distribution of assets of the Company of any kind or character, whether in cash, property or securities (other than shares representing equity of the Company as reorganized or readjusted, or securities of the Company or any other entity provided for by a plan of reorganization or readjustment which stock and securities are subordinated to the payment of all Senior Indebtedness and securities received in lieu thereof which may at the time be outstanding), shall be received by the holder of this Note on account of principal of or interest on this Note before all Senior Indebtedness is paid in full, or effective provision made for its payment or distribution, such payment or distribution shall be received and held in trust for and shall be paid over to the holders of the Senior Indebtedness remaining unpaid or unprovided for or their representative or representatives, or to the trustee or trustees under any indenture under which any instruments evidencing any of such Senior Indebtedness may have been issued, for application to the payment of such Senior Indebtedness until all such Senior Indebtedness shall have been paid in full, after giving effect to any concurrent payment or distribution or provision therefor to the holders of such Senior Indebtedness.

(d) Noteholder to be Subrogated to Right of Holders of Senior Indebtedness. Subject to the payment in full of all Senior Indebtedness, the holders of the Notes shall be subrogated, pro rata, to the rights of the holders of Senior Indebtedness to receive payments or distributions of assets of the Company applicable to the Senior Indebtedness until all amounts owing on the Notes shall be paid in full, and, for the purpose of such subrogation, no payments or distributions to the holders of the Senior Indebtedness by or on behalf of the Company or by or on behalf of the holder of this Notes by virtue of this Article 3 which otherwise would have been made to the holder of this Notes shall, as between the Company and the holder of this Note, be deemed to be payment by the Company to or on account of the Senior Indebtedness, it being understood that the provisions of this Article 3 are, and are intended solely, for the purpose of defining the relative rights of the holders of the Notes, on the one hand, and the holders of the Senior Indebtedness, on the other hand.

(e) Obligation of the Company Unconditional. Nothing contained in this Article 3 or elsewhere in this Note is intended to or shall impair as between the Company and the holder of this Note, the obligation of the Company, which is absolute and unconditional, to pay to the holder of this Note the principal of and interest on this Note as and when the same shall become due and payable in accordance with its terms, or is intended to or shall affect the relative rights of the holder of this Note and creditors of the Company other than the holders of the Senior Indebtedness, nor shall anything herein or therein prevent the holder of this Note from exercising all remedies otherwise permitted by applicable law upon default under this Note, subject to the rights, if any, under this Article 3 of the holders of Senior Indebtedness in respect of cash, property or securities of the Company received upon the exercise of any such remedy; provided, however, that the holder of this Note shall not exercise any remedies if the exercise of such remedies would result in an event of default under the terms of the Senior Indebtedness. Upon any distribution of assets of the Company referred to in this Article 3, the holders of this Note shall be entitled to rely upon any order or decree made by any court of competent jurisdiction in which any dissolution, winding up, liquidation or reorganization proceedings are pending, or a certificate of the liquidating trustee or agent or other person making any distribution to the holder of this Note for the purpose of ascertaining the persons entitled to participate in such distribution, the holders of the Senior Indebtedness and other indebtedness of the Company, the amount thereof or payable thereon, the amount or amounts paid or distributed thereon and all other facts pertinent thereto or to this Article 3. In no event shall any provision of this Article 3 be interpreted as limiting or abrogating the right of the holder of this Note to convert principal and interest thereon pursuant to Article 3 of this Note.

(f) Subordination Rights Not Impaired by Acts or Omissions of the Company or Holders of Senior Indebtedness. No right of any present or future holders of any Senior Indebtedness to enforce subordination as herein provided shall at any time in any way be prejudiced or impaired by any act or failure to act on the part of the Company or by any act or failure to act, in good faith, by any such holder, or by any noncompliance by the Company with the terms, provisions and covenants of this Note, regardless of any knowledge thereof which any such holder may have or be otherwise charged with.

(g) Definition of Senior Indebtedness. The term “Senior Indebtedness” is defined to mean the principal of and premium, if any, and interest on and any obligations of the Company with respect to the Company’s indebtedness to the any bank, insurance company or other institutional lender.

(h) Additional Agreement. The holder of this Note, by its acceptance of this Note, agrees to execute any formal instruments of subordination which may be reasonably requested by any holder of Senior Indebtedness.

ARTICLE 4.
Miscellaneous

(a) Transferability. This Note shall not be transferred except in a transaction exempt from registration pursuant to the Securities Act and applicable state securities law. The Company shall treat as the owner of this Note the person shown as the owner on its books and records.

(b) Right of Prepayment. The Company may at any time prior to the Maturity Date prepay this Note, in whole or in part, upon five (5) days’ notice to the holder of this Note without payment of any penalty or premium. Any prepayment shall be accompanied by interest on this Note to the date of prepayment, subject to the provisions of Article 2 of this Note. Notice may be given by telecopier or e-mail, as well as by overnight courier service.

(c) Usury Saving Provision. All payment obligations arising under this Note are subject to the express condition that at no time shall the Company be obligated or required to pay interest at a rate which could subject the holder of this Note to either civil or criminal liability as a result of being in excess of the maximum rate which the Company is permitted by law to contract or agree to pay. If by the terms of this Note, the Company is at any time required or obligated to pay interest at a rate in excess of such maximum rate, the applicable rate of interest shall be deemed to be immediately reduced to such maximum rate, and interest thus payable shall be computed at such maximum rate, and the portion of all prior interest payments in excess of such maximum rate shall be applied and shall be deemed to have been payments in reduction of principal.

(d) Notice to Company. Notice to the Company shall be given to the Company at its principal executive offices, presently located No. 9 Yanyu Middle Road, Qianzhou Village, Huishan District, Wuxi City, Jiangsu Province, People’s Republic of China, attention of Mr. Jianhua Wu, Chief Executive Officer, or to such other address or person as the Company may, from time to time, advise the holder of this Note, or to the holder of this Note at the address set forth on the Company’s records, with a copy to Asher Levitsky, P.C., Sichenzia Ross Friedman Ference LLP, 61 Broadway, New York, NY 10006. Notice shall be given by hand delivery, certified or registered mail, return receipt requested, overnight courier service which provides evidence of delivery, or by telecopier if confirmation of receipt is given or of confirmation of transmission is sent as herein provided.

(e) Governing Law. This Note shall be governed by the laws of the State of New York applicable to agreements executed and to be performed wholly within such State. The Company hereby (i) consents to the exclusive jurisdiction of the United States District Court for the Southern or Eastern District of New York and Supreme Court of the State of New York in the County of New York, Nassau or Suffolk in any action relating to or arising out of this Note, (ii) agrees that any process in any such action may be served upon it, in addition to any other method of service permitted by law, by certified or registered mail, return receipt requested, or by an overnight courier service which obtains evidence of delivery, with the same full force and effect as if personally served upon him in New York City, and (iii) waives any claim that the jurisdiction of any such tribunal is not a convenient forum for any such action and any defense of lack of in personam jurisdiction with respect thereto.

(f) Expenses. In the event that the Holder commences a legal proceeding in order to enforce its rights under this Note, the Company shall pay all reasonable legal fees and expenses incurred by the holder with respect thereto.

IN WITNESS WHEREOF, the Company has executed this Note as of the date and year first aforesaid.

CHINA WIND SYSTEMS, INC.

By:	/s/ Jianhua Wu
Jianhua Wu, Chief Executive Officer